Exhibit 10.1

FIRST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of June 13, 2023, by and between (i) SILICON VALLEY BANK, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)) (“Bank”) (ii) AUGMEDIX, INC., a Delaware corporation (“Augmedix”) and (iii) AUGMEDIX OPERATING CORPORATION, a Delaware corporation (“Opco” and together with Augmedix, individually and collectively, jointly and severally, “Borrower”).

Recitals

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of May 4, 2022 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 5.3 (Financial Statements, Reports). Section 5.3 of the Loan Agreement is amended by adding the following as a new sub-clause (q) immediately after sub-clause (p) thereof:

“(q) Monthly Bank Statements. Within thirty (30) days after the last day of each month, copies of all account statements for bank accounts of Borrower held outside of Bank and Bank’s Affiliates;”

2.2 Section 5.9 (Accounts). Section 5.9 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“5.9 Accounts.

(a) Maintain account balances in Borrower’s, any of its Subsidiaries’, and any Guarantor’s operating accounts, depository accounts and excess cash with Bank or Bank’s Affiliates representing at least fifty percent (50%) of the Dollar Equivalent value of Borrower’s and such Subsidiaries’ and Guarantor’s cash balance at all financial institutions. Notwithstanding the foregoing, (w) Borrower shall at all times be required to maintain the Cash Collateral Account at the Bank, (x) Borrower may maintain its Payment Transmitter Accounts, so long as all amounts in excess of Ten Thousand Dollars ($10,000) in such Payment Transmitter Accounts are transferred to Borrower’s deposit accounts at Bank or Bank’s Affiliates every week, (y) the Indian Subsidiary may maintain its Indian Bank Accounts, provided that the total value of all assets held in the Indian Bank Accounts does not exceed, Seven Hundred Fifty Thousand Dollars ($750,000) at any time, and (z) the Bangladeshi Subsidiary may maintain its Bangladeshi Bank Accounts, provided that the total value of all assets held in the Bangladeshi Bank Accounts does not exceed, Two Million Dollars ($2,000,000) at any time.

(b) In addition to the foregoing, Borrower, any Subsidiary of Borrower and any Guarantor, shall obtain any business credit card, Letter of Credit and cash management services exclusively from Bank; provided, however, notwithstanding the foregoing, Borrower may maintain business credit card accounts with financial institutions other than Bank in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000). (the “Permitted Credit Cards”).

(c) In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (ii) Payment Transmitter Accounts so long as all amounts in excess of Ten Thousand Dollars ($10,000) in such Payment Transmitter Accounts are transferred to Borrower’s deposit accounts at Bank or Bank’s Affiliates every week, (iii) the Indian Bank Accounts provided that the total value of all assets held in the Indian Bank Accounts does not exceed, Seven Hundred Fifty Thousand Dollars ($750,000) at any time, and (iv) the Bangladeshi Bank Accounts provided that the total value of all assets held in the Bangladeshi Bank Accounts does not exceed, Two Million Dollars ($2,000,000) at any time.”

2.3 Section 5.10 (Financial Covenants). Section 5.10 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“5.10 Financial Covenant.

(a) Minimum Revenue. Borrower shall maintain at all times, to be tested quarterly on the last day of each calendar quarter, Revenue (measured in accordance with GAAP on a trailing three (3) month basis), in an amount equal to or greater than the corresponding amount set forth in the table below for the applicable measuring period (the “Revenue Covenant”):

Measuring Period Ending	Minimum Revenue
June 30, 2022	$6,000,000
September 30, 2022	$6,750,000
December 31, 2022	$7,250,000
March 31, 2023	$8,000,000
June 30, 2023	$9,000,000
September 30, 2023	$9,750,000
December 31, 2023	$10,500,000
March 31, 2024	$11,200,000
June 30, 2024	$12,300,000
September 30, 2024	$13,300,000
December 31, 2024	$14,200,000

The required Revenue Covenant levels after December 31, 2024, shall (i) be based on Borrower’s projections delivered to Bank in accordance with Section 5.3(e) hereof and acceptable to Bank in its sole discretion, and (ii) require actual year-over-year growth acceptable to Bank. The new covenant levels shall be documented in an amendment to this Agreement in form and substance acceptable to Bank which Borrower hereby agrees to execute no later than (x) March 31, 2025 (for the fiscal year 2025), (y) March 31, 2026 (for the fiscal year 2026) and (z) March 31, 2027 (for the fiscal year 2027). Borrower’s failure to enter into such amendment to this Agreement to reset such covenant levels on or prior to March 31, 2025, March 31, 2026, or March 31, 2027, as applicable, shall be an immediate and non-curable Event of Default hereunder.

(b) Reserved.”

2.4 Section 5 (Affirmative Covenants). Section 5 of the Loan Agreement is amended by adding the following as a new Section 5.19, immediately after Section 5.18 thereof to read in its entirety as follows:

“5.19 Equity Milestone. Borrower hereby agrees and acknowledges that it has achieved the Equity Milestone and the 1st Equity Milestone Proceeds in connection therewith.”

2.5 Section 12.2 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety, as applicable, in Section 12.2 of the Loan Agreement to read in their entirety as follows:

“Bangladeshi Bank Accounts” means the Bangladeshi Subsidiary’s deposit accounts at the BRAC Bank Limited in Bangladesh as disclosed on the Perfection Certificate dated as of the Effective Date.

“Equity Milestone” means the receipt by Bank of evidence satisfactory to Bank in its sole discretion, demonstrating that Borrower has prior to the First Amendment Effective Date received, net cash proceeds in an aggregate amount of not less than Eleven Million Nine Hundred Thousand Dollars ($11,900,000) (“1st Equity Milestone Proceeds”) from the sale of Borrower’s equity securities to investors and on terms and conditions acceptable to Bank in its sole discretion.

“Equity Milestone 2” means the receipt by Bank of evidence satisfactory to Bank in its sole discretion, demonstrating that Borrower has, after the First Amendment Effective Date, but on or prior to the earlier of (a) May 30, 2024 or (b) within 60 days of achievement of 2024 Q1 Gross Profit Condition (as defined below), achieved all of the conditions precedents set forth in the financing agreement between Parent and Redmile Group, LLC or its affiliates (“Redmile”) following which Borrower shall have access to proceeds from the sale of its equity securities to Redmile in an aggregate amount of at least Five Million Dollars ($5,000,000) (excluding the 1st Equity Milestone Proceeds), upon the consummation of such transaction (such transaction, the “Redmile Transaction”). The conditions precedent for the Redmile Transaction shall include, but not be limited to, Borrower’s achievement of gross profits (as such term is defined in GAAP) of either (i) Twenty Million Dollars ($20,000,000) for the 2023 calendar year or (ii) Six Million Dollars ($6,000,000) for the quarter ending on March 31, 2024 (the “2024 Q1 Gross Profit Condition”). All conditions precedent for the consummation of the Redmile Transaction are collectively referred to as the “Equity Term Sheet Conditions”. For the avoidance of doubt, it is hereby clarified that for the purposes of achievement of Equity Milestone 2, Borrower shall only be required to complete all Equity Term Sheet Conditions within the timeframe prescribed herein and shall not be required to have received any proceeds from the consummation of such transaction.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the repayment of the Term Loan Advances in full, (c) as required pursuant to Sections 1.2(c) or 1.2(d), or (d) the termination of this Agreement, in an amount equal to One Million Two Hundred Twenty-Five Thousand Dollars ($1,225,000).

“First Amendment Effective Date” is June 13, 2023.

“Indian Bank Accounts” means the Indian Subsidiary’s deposit accounts at the HDFC Bank Limited in India as disclosed on the Perfection Certificate dated as of the Effective Date.

“Interest Adjustment” means for any fiscal quarter, if the average interest rate paid by Borrower to Bank with respect to the Term Loan Advances in accordance with Section 1.4(b)(ii) for such fiscal quarter exceeds eight percent (8.0%) per annum (the average interest rate in excess of 8.0% per annum is referred to as the “Excess Interest Rate”), then while calculating Borrower’s Net Income (Loss) for purposes of determining whether Borrower has achieved any of the Performance Milestones in the applicable fiscal quarter in which there was an Excess Interest Rate paid, Borrower’s Net Income (Loss) shall be adjusted to add back (reduce the Net Income (Loss) by) the actual amount of interest paid in excess of 8.0% per annum by the Borrower in the applicable fiscal quarter.

“Net Income (Loss)” is Borrower’s net profit (or loss) as determined in accordance with GAAP after giving effect to the Interest Adjustment, if applicable.

“Payment Transmitter Accounts” means Borrowers payment transmitter accounts at Versa Pay and Tipalti as disclosed on the Perfection Certificate dated as of the Effective Date.

“Performance Milestone 2” means the receipt by Bank of evidence satisfactory to Bank, in the case of clauses (a) and (b), in its sole discretion, and in the case of clause (c), in its commercially reasonable discretion, demonstrating that Borrower has achieved each of the following: (a) Revenue (measured on a trailing three (3) month basis) in an amount not less than Ten Million Dollars ($10,000,000) for the fiscal quarter ending on September 30, 2023, with such evidence to be delivered to Bank no later than with the Quarterly Financial Statements for such quarter in accordance with Section 5.3(c) hereof, (b) Net Income (Loss) of no greater than Six Million Eight Hundred Thousand Dollars ($6,800,000) for the fiscal quarter ending September 30, 2023, with such evidence to be delivered to Bank no later than with the Quarterly Financial Statements for such quarter in accordance with Section 5.3(c) hereof, and (c) a stable relationship with HCA HEALTHCARE, INC., a Delaware corporation (“HCA”).

“Performance Milestone 3” means the receipt by Bank of evidence satisfactory to Bank, in the case of clauses (a) and (b), in its sole discretion, and in the case of clause (c), in its commercially reasonable discretion, demonstrating that Borrower has achieved each of the following: (a) Revenue (measured on a trailing three (3) month basis) in an amount not less than Eleven Million Nine Hundred Thousand Dollars ($11,900,000) for the fiscal quarter ending March 31, 2024, with such evidence to be delivered to Bank no later than with the Quarterly Financial Statements for such quarter in accordance with Section 5.3(c) hereof, (b) Net Income (Loss) of no greater than Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) for the quarter ending March 31, 2024, with such evidence to be delivered to Bank no later than with the Quarterly Financial Statements for such quarter in accordance with Section 5.3(c) hereof, and (c) a stable relationship with HCA.

“Performance Milestone 4” means the receipt by Bank of evidence satisfactory to Bank, in the case of clauses (a) and (b), in its sole discretion, and in the case of clause (c), in its commercially reasonable discretion, demonstrating that Borrower has achieved each of the following: (a) Revenue (measured on a trailing three (3) month basis) in an amount not less than Fourteen Million Two Hundred Thousand Dollars ($14,200,000) for the fiscal quarter ending September 30, 2024, with such evidence to be delivered to Bank no later than with the Quarterly Financial Statements for such quarter in accordance with Section 5.3(c) hereof, (b) Net Income (Loss) of no greater than Four Million Three Hundred Thousand Dollars ($4,300,000) for the quarter ending September 30, 2024, with such evidence to be delivered to Bank no later than with the Quarterly Financial Statements for such quarter in accordance with Section 5.3(c) hereof, and (c) a stable relationship with HCA.

“Performance Milestones” means the Performance Milestone, Performance Milestone 2, Performance Milestone 3 and Performance Milestone 4.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments accepted in connection with Transfers permitted by Section 6.1;

(e) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 6.3 of this Agreement, which is otherwise a Permitted Investment;

(f) Investments (i) by Borrower in the Indian Subsidiary for the ordinary and necessary current operating expenses and/or capital expenditures (including leasehold improvements) of such Subsidiary in an amount not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate per month, (ii) by Borrower in the Bangladeshi Subsidiary for the ordinary and necessary current operating expenses and/or capital expenditures (including leasehold improvements) of such Subsidiary in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate per month;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, directors, partners, managers and members relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee equity purchase plans or similar agreements approved by the Board;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(j) deposits not to exceed Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate made to secure the performance of leases, licenses or contracts in the ordinary course of business;

(k) Investments consisting of any Permitted Indebtedness; and

(l) other Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Prepayment Fee” shall be an additional fee payable to Bank with respect to the Term Loan Advances in an amount equal to (a) two and one-half of one percent (2.50%) of the outstanding principal amount of the Term Loan Advances at the time of such prepayment if such prepayment occurs prior to the first anniversary of the First Amendment Effective Date, (b) one and one-half of one percent (1.50%) of the outstanding principal amount of the Term Loan Advances at the time of such prepayment if such prepayment occurs on or after the first anniversary of the First Amendment Effective Date but prior to the second anniversary of the First Amendment Effective Date, and (c) one half of one percent (0.50%) of the outstanding principal amount of the Term Loan Advances at the time of such prepayment if such prepayment occurs on or after the second anniversary of the First Amendment Effective Date but prior to the Term Loan Maturity Date; provided, that no Prepayment Fee shall be due to Bank if the Term Loan Advances are replaced with another facility from Bank prior to the Term Loan Maturity Date.

“Warrant” means, collectively, (a) that certain Warrant to Purchase Common Stock dated as of the Effective Date between Parent and Bank, (b) that certain Warrant to Purchase Common Stock dated as of the First Amendment Effective Date between Parent and Bank (the “First Amendment Warrant”), together with (c) any other Warrant to purchase stock issued by Parent in favor of Bank heretofore or hereafter, in each case as the same may be amended, modified, supplemented and/or restated from time to time.

“Stockholder Approval for First Amendment Warrant” means approval of Borrower’s shareholders permitting the adjustment of the exercise price of the First Amendment Warrant to Bank to an exercise price of $3.01 per share.

2.6 Section 12.2 (Definitions). The following terms and their respective definitions hereby are hereby deleted in their entirety from the Loan Agreement: “Cure Amount”, “Equity Cure Right”, “Financial Covenant Trigger” and “Financial Covenant Trigger Date”.

2.7 Exhibit A (Compliance Statement). The Compliance Statement set forth in Exhibit A to the Loan Agreement hereby is replaced with Exhibit A attached hereto.

2.8 Schedule I (LSA Provisions). Schedule I to the Loan Agreement hereby is replaced with Schedule I attached hereto.

3. Limitation of Agreement.

3.1 This Agreement is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Agreement shall be construed in connection with and as part of the Loan Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Agreement, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Default or Event of Default has occurred and is continuing. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents;

4.2 Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;

4.3 The organizational documents of Borrower delivered to Bank on the First Amendment Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized by all necessary action on the part of Borrower;

4.5 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Updated Perfection Certificate. In connection with this Agreement, Borrower has delivered an updated Perfection Certificate (the “Updated Perfection Certificate”). Borrower and Bank acknowledge and agree that, from and after the date of this Agreement, each reference in the Loan Documents to the “Perfection Certificate” or the “Perfection Certificate dated as of the Effective Date” shall be deemed to be a reference to the Updated Perfection Certificate. Borrower acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Updated Perfection Certificate have not changed as of the date hereof.

6. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations. This Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Agreement and the terms of such documents, the terms of this Agreement shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

7. Integration. Except as expressly modified pursuant to this Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

8. Fees and Expenses. Borrower shall pay to Bank on the date first listed above all Bank Expenses due and owing as of the date hereof. The fees and expenses listed in the previous sentence may be debited from any of Borrower’s accounts at Bank. Borrower has paid to Bank Twenty-Five Thousand Dollars ($25,000) to initiate Bank’s due diligence review process. On the First Amendment Effective Date, Bank will refund this amount less Bank’s out of pocket expenses incurred in connection with this Agreement.

9. Conditions to Effectiveness. The parties agree that the obligations of Bank herein shall be effective upon the satisfaction of each of the following conditions precedent, each in form and substance satisfactory to Bank in its sole discretion, on or prior to the date first listed above:

9.1 the due execution and delivery to Bank of (a) this Agreement by each party hereto, (b) the Updated Perfection Certificate, and (c) Warrant dated as of the date hereof by each party thereto.

9.2 [reserved];

9.3 Bank’s receipt of copies, certified in a certificate executed by a duly authorized officer of Borrower to be true and complete as of the date hereof, of each of (a) the governing documents of Borrower as in effect on the date hereof, (b) the resolutions of Borrower authorizing the execution and delivery of this Agreement, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby, and (c) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower;

9.4 Bank’s receipt of (a) a secretary’s certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party, and (b) a good standing certificate of Borrower, certified by the Secretary of State of the state of incorporation of Borrower and each jurisdiction in which Borrower is qualified to do business, dated as of a date no earlier than thirty (30) days prior to the date hereof;

9.5 Bank’s receipt of certified copies, dated as of a recent date, of financing statement and other lien searches of Borrower, as Bank may request and which shall be obtained by Bank, accompanied by written evidence (including any UCC termination statements) that the Liens revealed in any such searched either (A) will be terminated prior to or in connection with the execution of this Agreement, or (B) in the sole discretion of Bank, will constitute Permitted Lien

9.6 evidence of payment of the fees and expenses set forth in Section 8 of this Agreement; and

9.7 and Bank’s receipt of such other documents, instruments and agreements as Bank may reasonably request to effectuate the terms of this Agreement.

10. Post-Closing Obligations.

10.1 Within thirty (30) days of the First Amendment Effective Date (or such later date as may be agreed to by Bank in writing), Borrower shall deliver to Bank, evidence satisfactory to Bank that the insurance policies required for Borrower are in full force and effect, together with appropriate evidence showing lender loss payable, notice of cancellation, and additional insured clauses or endorsements in favor of Bank.

10.2 Within ten (10) Business Days of the First Amendment Effective Date (or such later date as may be agreed to by Bank in writing), Borrower shall deliver to Bank, duly executed Control Agreements with respect to Borrower’s account with each of (i) Comerica Bank, (ii) J.P. Morgan Chase Bank, N.A. and (iii) Morgan Stanley, by parties thereto.

11. Miscellaneous.

11.1 This Agreement shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

11.2 Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.3 This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

11.4 The Loan Documents are hereby amended wherever necessary to reflect the changes described above.

11.5 Section 11.9 of the Loan Agreement applies to this Agreement.

11.6 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK	BORROWER

FIRST-CITIZENS BANK & TRUST	AUGMEDIX, INC.
COMPANY (SUCCESSOR BY PURCHASE TO
THE FEDERAL DEPOSIT INSURANCE
CORPORATION AS RECEIVER FOR	By:	/s/ Paul Ginocchio
SILICON VALLEY BRIDGE BANK, N.A. (AS	Name:	Paul Ginocchio
SUCCESSOR TO SILICON VALLEY BANK))	Title:	Chief Financial Officer

By:	/s/ Matthew Perry
Name:	Matthew Perry
Title:	Director

AUGMEDIX OPERATING CORPORATION

By:	/s/ Emmanuel Krakaris
Name:	Emmanuel Krakaris
Title:	Chief Executive Officer

SCHEDULE I

LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) – Revolving Line – Availability	Amounts borrowed under the Revolving Line may be prepaid or repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
1.2(a) – Term Loan – Availability	Each Tranche B Term Loan Advance must be in an amount equal to at least One Million Dollars ($1,000,000). After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.
1.2(b) – Term Loan – Repayment	Commencing on the Term Loan Amortization Date and continuing on each Payment Date thereafter, Borrower shall repay each Term Loan Advance in (i) twenty-four (24) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 1.4(b)(ii).
1.4(a)(i) – Interest Payments – Advances	Interest on the principal amount of each Advance is payable in arrears monthly (i) on each Payment Date, (ii) on the date of any prepayment and (iii) on the Revolving Line Maturity Date.
1.4(a)(ii) – Interest Payments – Term Loan Advances	Interest on the principal amount of each Term Loan Advance is payable in arrears monthly (i) on each Payment Date commencing on the first Payment Date following the Funding Date of each such Term Loan Advance, (ii) on the date of any prepayment and (iii) on the Term Loan Maturity Date.
1.4(a)(i)– Interest Rate – Advances	The outstanding principal amount of any Advance shall accrue interest at a floating rate per annum equal to the greater of (A) six and one-half of one percent (6.50%) and (B) the Prime Rate plus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.4(a).
1.4(b)(ii) – Interest Rate – Term Loan Advances	The outstanding principal amount of any Term Loan Advance shall accrue interest at a floating rate per annum equal to the greater of (A) six percent (6.00%) and (B) the Prime Rate plus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.4(a).
1.4(e) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year for any Credit Extension outstanding.
1.5(a) – Revolving Line Commitment Fee	A fully earned, non-refundable commitment fee of Fifty Thousand Dollars ($50,000) (the “Revolving Line Commitment Fee”) on the Effective Date.
8.8– Borrower Liability	Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder and any other Obligations related thereto, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

LSA Section	LSA Provision
12.2 – “Borrower”	“Borrower” means, jointly and severally, individually and collectively, each of (i) AUGMEDIX, INC., a Delaware corporation, and (ii) AUGMEDIX OPERATING CORPORATION, a Delaware Corporation.
12.2 – “Effective Date”	“Effective Date” is May 4, 2022.
12.2 – “Payment Date”	“Payment Date” is (a) with respect to Term Loan Advances, the first (1st) calendar day of each month and (b) with respect to Advances, the last calendar day of each month.
12.2 – “Prime Rate”	“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.
12.2 – “Prime Rate Margin”	“Prime Rate Margin” is (a) for Advances, one-half of one percent (0.50%), and (b) for Term Loan Advances, zero percent (0.0%).
12.2 – “Revolving Line”	“Revolving Line” is an aggregate principal amount equal to (a) at all times prior to completion of the Initial Audit, Two Million Five Hundred Thousand Dollars ($2,500,000), and (b) at all times after completion of the Initial Audit, Five Million Dollars ($5,000,000).
12.2 – “Revolving Line Maturity Date”	“Revolving Line Maturity Date” is November 4, 2024.
12.2 – “Term Loan Amortization Date”	“Term Loan Amortization Date” is, for each Term Loan Advance, July 1, 2023; provided, however, (i) if Borrower achieves the Performance Milestone, the Term Loan Amortization Date shall automatically, with no further action required by the parties hereto, be extended to January 1, 2024, (ii) (x) if Borrower achieves (1) the Equity Milestone, (2) the Performance Milestone, and (3) Performance Milestone 2, and (y) if Borrower receives the Stockholder Approval with respect to the exercise price adjustment of the First Amendment Warrant by no later than August 15, 2023, the Term Loan Amortization Date shall automatically, with no further action required by the parties hereto, be extended to July 1, 2024, (iii) if Borrower achieves (1) the Equity Milestone, (2) the Performance Milestone, and (3) Performance Milestone 2, (4) Equity Milestone 2 and (5) Performance Milestone 3, the Term Loan Amortization Date shall automatically, with no further action required by the parties hereto, be extended to January 1, 2025, and (iv) if Borrower achieves (1) the Equity Milestone, (2) the Performance Milestone, and (3) Performance Milestone 2, (4) Equity Milestone 2, (5) Performance Milestone 3, and (6) Performance Milestone 4, the Term Loan Amortization Date shall automatically, with no further action required by the parties hereto, be extended to July 1, 2025.
12.2 – “Term Loan Availability Amount”	“Term Loan Availability Amount” is an aggregate principal amount equal to Twenty Million Dollars ($20,000,000).
12.2 – “Term Loan Maturity Date”	“Term Loan Maturity Date” is June 1, 2025; provided, however, (i) if Borrower achieves the Performance Milestone, the Term Loan Maturity Date shall automatically, with no further action required by the parties hereto, be extended to December 1, 2025, (ii) if Borrower achieves both the Equity Milestone and Performance Milestone 2, the Term Loan Maturity Date shall automatically, with no further action required by the parties hereto, be extended to June 1, 2026, (iii) if Borrower achieves both the Equity Milestone 2 and Performance Milestone 3, the Term Loan Maturity Date shall automatically, with no further action required by the parties hereto, be extended to December 1, 2026, and (iv) if Borrower achieves the Performance Milestone 4, the Term Loan Maturity Date shall automatically, with no further action required by the parties hereto, be extended to June 1, 2027.
12.2 – “Tranche B Draw Period”	“Tranche B Draw Period” means the period commencing on the date on which Borrower achieves the Performance Milestone and ending on the earlier to occur of (i) December 31, 2023 or (ii) at the option of Bank, the date on which an Event of Default occurs hereunder.

EXHIBIT A

COMPLIANCE STATEMENT

TO:	SILICON VALLEY BANK	Date: _________
FROM:	AUGMEDIX, INC., on behalf of all Borrowers

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, modified, supplemented and/or restated from time to time, the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements with Compliance Statement	Quarterly within (i) 45 days after the last day of the first three calendar quarters of each fiscal year, and (ii) ninety (90) days after the last day of the last fiscal quarter of each fiscal year	Yes No
Annual financial statements (CPA Audited)	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Statements	(i) monthly within 30 days of month end when a Streamline Period is in effect, (ii) weekly on Friday of each week when a Streamline Period is not in effect, and (iii) with each request for an Advance	Yes No
A/R & A/P Agings	Monthly within 30 days	Yes No
Board approved projections	FYE within 30 days and as amended/updated	Yes No
Board Materials	Within 30 days of presentation to the Board	Yes No
Monthly bank statements for accounts outside of Bank	Monthly within 30 days	Yes No

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Minimum Revenue	See Schedule 1	$__	Yes No

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Statement.	Yes	No

The following financial covenant and Streamline Period analysis and information set forth in Schedule 1 attached hereto are true and correct as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Statement

Financial Covenant and Streamline Period Analysis of Borrower

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated: ____________________

I. Minimum Revenue (Section 5.10)

Required: See chart below

Measuring Period Ending	Minimum Revenue
June 30, 2022	$6,000,000
September 30, 2022	$6,750,000
December 31, 2022	$7,250,000
March 31, 2023	$8,000,000
June 30, 2023	$9,000,000
September 30, 2023	$9,750,000
December 31, 2023	$10,500,000
March 31, 2024	$11,200,000
June 30, 2024	$12,300,000
September 30, 2024	$13,300,000
December 31, 2024	$14,200,000

Actual: $_____________

Is Borrower’s actual Revenue greater than or equal to the required amount for the corresponding measuring period set forth in the chart above?

________ No, not in compliance	________ Yes, in compliance

II. Streamline Period Compliance

Required:	≥1.35:1.00

Actual:

A.	Aggregate value of the Borrower’s unrestricted and unencumbered (except for Liens in favor of Bank) cash and Cash Equivalents held at Bank and Bank’s Affiliates PLUS up to $1,000,000 of cash and Cash Equivalents held by Borrower or any Subsidiary of Borrower outside of Bank and Bank’s Affiliates (also unrestricted and unencumbered)	$ _____
B.	Aggregate value of Borrower’s net Eligible Accounts	$ _____
C.	Quick Assets (the sum of lines A through B)	$ _____
D.	Aggregate value of Obligations owing from Borrower to Bank under the Revolving Line	$ _____
E.	Aggregate value of liabilities of Borrower and its Subsidiaries (including all Indebtedness/Term Loan Advances) that matures within one (1) year (without duplication with line D above)	$ _____
F.	Current Liabilities (the sum of lines D and E)	$ _____
G.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$ _____
H.	Line F minus Line G	$ _____
I.	Adjusted Quick Ratio (line C divided by line H)	_____

Is line I equal to or greater than or equal to 1.35:1:00?

________ No, not in compliance	________ Yes, in compliance